Exhibit 10.6
AMENDMENT NO. 1 TO LEASE
     THIS AMENDMENT NO. 1 TO LEASE (this “Amendment”) is made as of the 25th day of August, 2008 (“Effective Date”) by and between WISCONSIN PLACE OFFICE LLC, a Delaware limited liability company (“Landlord”), and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (“Tenant”).
WITNESSETH:
     WHEREAS, Landlord and Tenant have previously entered into that certain Office Lease Agreement dated as of the 27th day of April, 2007 (the “Original Lease”) with respect to One Hundred Sixty Thousand Six Hundred Thirty-Four (160,634) square feet of rentable area (“Original Premises”) in the office building (“Building”) that is part of the Project known as Wisconsin Place, as more particularly described in the Original Lease;
     WHEREAS, Landlord and Tenant have agreed to amend the Original Lease to eliminate the portion of the Original Premises on the eighth (8th) and ninth (9th) floors of the Building and to add space on the third (3rd) floor of the Building to the Original Premises;
     WHEREAS, as part of Tenant’s plans for the Leasehold Work, Tenant has requested that Landlord construct equipment shafts that will occupy twelve (12) square feet of rentable area on the first (1st) floor of the Building and thirty-one (31) square feet of rentable area on each of floors four (4) through nine (9) of the Building for a total of one hundred ninety-eight (198) square feet of rentable area (collectively, the “Shaft Space”), to be located on floors that are not otherwise part of the Premises under the Lease, as amended by this Amendment;
     WHEREAS, Landlord and Tenant wish to amend the Original Lease to add the Shaft Space to the Premises; and
     WHEREAS, Landlord and Tenant wish to amend certain other terms and conditions of the Original Lease as set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:
1.	Defined Terms. Except as otherwise provided herein, all capitalized terms used herein shall have the same meanings as provided for such terms in
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the Original Lease. The Original Lease, as modified and amended by this Amendment shall be referred to herein as the “Lease.” All references to the “Lease” in the Original Lease and this Amendment are deemed to mean the Original Lease, as modified and amended by this Amendment.
2.	Premises. Section 1.1 of the Original Lease is hereby deleted in its entirety and replaced with the following:
“1.1 Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, for the term and upon the terms, conditions, covenants and agreements herein provided, a total of One Hundred Thirty-Four Thousand Seven Hundred Ninety-Three (134,793) square feet of rentable area, comprising Fifty-Six Thousand Four Hundred Seventy-Eight (56,478) square feet of rentable area on the second (2nd) floor of the Building, Twenty-Six Thousand Thirty-Nine (26,039) square feet of rentable area on each of the third (3rd), tenth (10th) and eleventh (11th) floors of the Building, and the equipment shaft space (the “Shaft Space”) comprising twelve (12) square feet of rentable area on the first (1st) floor of the Building and thirty-one (31) square feet of rentable area on each of the fourth (4th), fifth (5th), sixth (6th), seventh (7th), eighth (8th) and ninth (9th) floors of the Building (all of the foregoing being collectively, the “Premises”). In addition, the Premises shall include rentable area on the P-l level of the Garage (the “UPS Space” and the “Electric Room”) and the Terrace Vestibule (as hereinafter defined), except that the UPS Space, the Electric Room, and the Terrace Vestibule shall be excluded for purposes of any calculations of Tenant’s Proportionate Share, any calculations of the amount of square feet Tenant is leasing or occupying for purposes of the thresholds for signage rights pursuant to Article 10, rights to object to property management pursuant to Section 14.1 and 14.9, rights to object to change of Building address pursuant to Section 23.2, Tenant’s competitor rights pursuant to Section 25.25, and similar thresholds, and Tenant’s right to Improvements Allowance or Additional Allowance (as such terms are defined in Exhibit B). The location and configuration of the Premises are outlined on Exhibit A-1 (second floor), Exhibit A-2 (floors 3, 10 and 11), Exhibit A-3 (Shaft Space on first floor), Exhibit A-4 (Shaft Space on floors 4 through 9), and Exhibit A-5 (UPS Space and Electric Room) attached to this Amendment and made a part hereof.” Prior to the Lease Commencement Date, Landlord and Tenant shall mutually agree in writing upon the amount of rentable square feet of area of the UPS Space and Electric Room, which shall be approximately four hundred and fifty (450) square feet in the UPS Space and approximately fifty (50) square feet in the Electric Room and which spaces shall be
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otherwise suitable for Tenant’s requirements. The actual square footages shall be determined based on the design of the areas. Tenant shall be responsible for all costs and expenses incurred by Landlord in relocating the current location of the bike racks on the P-1 level to accommodate the UPS Room and Electric Room.
3.	Pursuant to Section 1.2(b) of the Original Lease, Tenant is entitled to construct the Terrace. Tenant’s plan for the construction of the Terrace also includes a stair and elevator vestibule containing Five Hundred Fifty-Seven (557) square feet of rentable area on the roof of the portion of the Building known as “Retail C” (the “Terrace Vestibule”). The Terrace Vestibule shall not be included as part of the rentable area of the Premises for purposes of determining Base Rent. In addition, for purposes of calculating “Tenant’s Proportionate Share” pursuant to Section 4.1(b) of the Original Lease, the Terrace Vestibule and the Terrace shall not be included as part of the rentable area of the Premises as the numerator, and the Terrace Vestibule and the Terrace shall not be included as part of the total rentable square feet of the Office Portion of the Building as the denominator of such fraction.

4.	The first sentence of Section 3.1 is hereby deleted and replaced with the following:

“During the Lease Term, Tenant shall pay to Landlord as base rent (used interchangeably as “Base Rent” or “base rent”) for the Premises, without set off, deduction or demand (except as otherwise expressly provided in Section 3.6 of this Lease) (a) an amount per annum equal to the product of Thirty-Four and 50/100ths Dollars ($34.50) multiplied by the total number of square feet of rentable area in the Premises (other than the UPS Space and the Terrace Vestibule) as set forth in Section 1.1 (as the same may be modified in accordance with Section 1.3), plus (b) an amount per annum equal to the product of Twenty Dollars ($20.00) multiplied by the total number of square feet of rentable area in the UPS Space, which amounts shall be increased as provided in Section 3.2 below and may be abated as provided in Section 2.3(a), if applicable.

5.	The rent chart set forth in Section 3.2 of the Lease is hereby deleted in its entirety and replaced with the following:

	Annual Base Rent Per	Annual Base Rent per
	Rentable Square Foot for	Rentable Square Foot
	Premises other than UPS	for UPS and Electric
Lease Year	Space and Terrace Vestibule	Room Space
1	$34.50	$20.00
2	$35.36	$20.50
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	Annual Base Rent Per	Annual Base Rent per
	Rentable Square Foot for	Rentable Square Foot
	Premises other than UPS	for UPS and Electric
Lease Year	Space and Terrace Vestibule	Room Space
3	$36.24	$21.01
4	$37.15	$21.54
5	$38.08	$22.08
6	$39.03	$22.63
7	$40.01	$23.20
8	$41.01	$23.78
9	$42.04	$24.37
10	$43.09	$24.98
11	$44.17	$25.60
12	$45.27	$26.24
13	$46.40	$26.90
14	$47.56	$27.57
15	$48.75	$28.26
6.	Section 5.1(a) of the Original Lease is modified to substitute the words and number “One Million Six Hundred Sixty-Four Thousand Three Hundred Fifty-Six and 40/100 Dollars ($1,664,356.40)” for the words and number “One Million Nine Hundred Eighty-Three Thousand Four Hundred Twenty-Eight and 32/100ths Dollars ($1,983,428.32)” in defining the amount of the Security Deposit. In the second sentence of Section 5.1(a), the figure “134,793” is substituted for the figure “160,634.” Landlord acknowledges that Tenant has heretofore posted with Landlord a letter of credit in the amount of $1,983,428.32 in satisfaction of the Security Deposit requirement under the Lease. Landlord further acknowledges that the amount of the Security Deposit is hereby being reduced to $1,664,356.40, and Landlord agrees to deliver such authorizations or instructions to the issuer of the letter of credit as may be required to effect such reduction in the amount of the letter of credit.

7.	Subsection 10.1(b) of the Original Lease is hereby deleted in its entirety and replaced with the following:
“(b) Landlord agrees that Tenant, so long as CapitalSource Finance LLC (or a Successor or Affiliate of CapitalSource Finance LLC) is leasing at least 82,000 square feet of rentable area in the Building and occupying at least 56,000 square feet of rentable area in the Building, at Tenant’s sole cost and expense (provided that the Allowance may be applied to the cost thereof), shall have the nonexclusive right to affix one (1) sign identifying CapitalSource Finance LLC or a Successor or Affiliate of
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CapitalSource Finance LLC (“Tenant’s Plaque Sign”) on a plaque at the main entrance to the Building. In addition, Landlord agrees that Tenant, so long as CapitalSource Finance LLC (or a Successor or Affiliate of CapitalSource Finance LLC) is leasing at least 134,595 square feet of rentable area in the Building, unless Tenant is leasing less than 134,595 rentable square feet because Landlord has exercised a recapture right pursuant to Article VII hereof, in which event the rentable square footage of the space recaptured by Landlord shall be deducted from the foregoing 134,595 rentable square foot threshold, and occupying at least 108,556 square feet of rentable area in the Building (for purposes of the foregoing requirement, Tenant shall be deemed to be “occupying” space that is subleased to Relationship Subtenants and to Affiliates of Tenant), at Tenant’s sole cost and expense (subject to the application of the Tenant Improvements Allowance), shall have the exclusive right to affix one (1) sign identifying CapitalSource Finance LLC or a Successor or an Affiliate of CapitalSource Finance LLC (“Tenant’s Exterior Sign” or “Exterior Sign”) which shall be located either (at Tenant’s election and subject to the terms set forth herein) (1) on the exterior wall of the Building outside the second (2nd) floor facing Wisconsin Avenue, or (2) on the exterior wall at the top of the Building on a face of the Building other than the side that faces Western Avenue. If Tenant’s Exterior Sign is located on the second (2nd) floor, such sign shall be located in the area shown on the diagram attached to this Amendment as Exhibit B. The color, size, style, location, placement, method of installation, material finish and configuration of Tenant’s Plaque Sign and Tenant’s Exterior Sign (collectively, “Tenant’s Signs”) (A) shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, provided that Landlord shall be deemed to have consented to such signage so long as Tenant’s Signs comply with the signage parameters attached to the Original Lease as Exhibit G (provided, however, that Landlord and Tenant acknowledge that the location of the Exterior Sign, if it is located at the top of the Building (a “Top of Building Sign”) pursuant to clause (2) above, is not shown on Exhibit G and such location shall be proposed by Tenant and subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed), (B) shall comply with all applicable Legal Requirements and (C) shall be subject to any required Approvals, as defined
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below. Tenant shall be responsible for obtaining and securing, at Tenant’s sole cost and expense, all necessary permits, approvals or variances with respect to Tenant’s Signs from any applicable federal, state, county, city or other local governing authorities having jurisdiction over the Project (collectively, “Approvals”). Landlord, at Tenant’s request and sole cost and expense, shall use good faith, diligent and commercially reasonable efforts to assist Tenant in securing any necessary Approvals for Tenant’s Signs and to allow for compliance with Legal Requirements. In the event Tenant is unable to obtain the necessary Approvals from any applicable federal, state, county, city or other local governing authorities having jurisdiction over the Project, Tenant shall have the right to revise Tenant’s Signs in whatever manner is required to comply with the applicable Approvals, provided such revisions shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed (and Landlord shall be deemed to have approved any such modifications which comply with the signage parameters in Exhibit G); if Landlord approves such revisions, in the event that Tenant is unable to secure the required Approvals for the revised Tenant’s Signs, Tenant shall have no remedy, claim, cause of action or recourse against Landlord, nor shall failure or inability to obtain any necessary Approvals provide or afford Tenant the opportunity to terminate this Lease. Tenant, at Tenant’s sole cost and expense, shall keep and maintain Tenant’s Signs in good condition and repair. Upon the expiration or earlier termination of this Lease (or at such earlier time that Tenant no longer has the right to such signage), Tenant shall remove, at Tenant’s sole cost and expense, Tenant’s Signs from the Building and shall cause, at Tenant’s sole cost and expense, the surface of the Building to be repaired and returned to substantially the same condition it was in prior to Tenant’s Signs being affixed thereto. Notwithstanding the foregoing, in the event Tenant elects to exercise its signage right pursuant to this Section 10.1(b), Tenant’s Signs shall be installed, at Tenant’s sole cost and expense, subject to the application of the Tenant Improvements Allowance, by a contractor reasonably acceptable to both Landlord and Tenant and thereafter shall be properly maintained by Tenant, all at Tenant’s sole cost and expense. Landlord reserves the right to allow other plaque signs at the main entrance of the Building for other Building tenants so long as the size of such other
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plaque signs are not more prominent than Tenant’s Plaque Sign.”
8.	Subsection 10.1(c) of the Original Lease is hereby deleted in its entirety and replaced with the following:
(c) So long as CapitalSource Finance LLC (or a Successor or Affiliate of CapitalSource Finance LLC) meets the square footage requirements for having the right to Tenant’s Exterior Sign as set forth above, then Landlord agrees that it will not grant to any other office tenant in the Building the right to place an exterior Top of Building Sign other than an exterior Top of the Building Sign facing Western Avenue for the benefit of Microsoft Corporation or its successors and assigns as tenant under the Microsoft Lease (as hereinafter defined). Notwithstanding the foregoing, in the event the Microsoft Lease expires or terminates for any reason, then Landlord shall give notice to Tenant (which notice may be given at any time within twelve (12) months before or after the Microsoft Lease terminates or expires) to inform Tenant that it has the right to locate its Exterior Sign as a Top of Building Sign facing Western Avenue (it being understood, however, that Tenant shall only have the right to have one Exterior Sign). Tenant shall give notice to Landlord within fifteen (15) days after Tenant’s receipt of Landlord’s notice indicating whether Tenant wants to locate its Exterior Sign as a Top of Building Sign facing Western Avenue. In the event Tenant fails to respond within such fifteen (15) days, Tenant shall be deemed to have elected not to locate its Exterior Sign as a Top of Building Sign facing Western Avenue. In the event Tenant elects or is deemed to have elected not to locate its Exterior Sign as a Top of Building Sign facing Western Avenue, then Landlord shall have the right to grant to another tenant in the Building that leases more space in the Building than Tenant hereunder the right to place a Top of Building Sign facing Western Avenue and Tenant shall not have any right to locate its Exterior Sign on any part of the Building facing Western Avenue. In the event Tenant elects to locate its Exterior Sign as a Top of Building Sign facing Western Avenue, then Tenant shall complete the installation of its Exterior Sign within 180 days after Tenant receives all necessary approvals and permits from Montgomery County (which Tenant agrees to use diligent and good faith efforts to obtain expeditiously). In the event Tenant fails to timely complete such installation of its Exterior Sign, then Tenant’s right to locate such Exterior Sign on any part of the Building facing Western Avenue shall be null and void, and Landlord shall be entitled to grant to another tenant in the Building that leases more space in the
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Building than Tenant hereunder the right to place an exterior sign on the Building facing Western Avenue.
9.	In Section 14.9, the figure “134,595” is substituted for the figure “160,000” in all three places where such figure appears.

10.	Article XXX of the Original Lease is hereby deleted in its entirety.

11.	Generator. In the first sentence of Section 33.1, clause (i) is hereby amended and restated to read as follows:

“(i) one or two (at Tenant’s election) back-up power generators and all necessary fuel tanks (if any), batteries (if any), and feeders and conduits extending from such generator(s) to the Premises (collectively, the “Generator”);”

12.	Security Access System.

(a) Landlord and Tenant acknowledge that, in addition to the Base Building Modifications that Tenant has previously requested, Tenant has requested, and Landlord has agreed to install, a Kastle security access system in the Building rather than a Datawatch security access system. Such modification constitutes a Base Building Modification under the Lease. The difference between the cost to install and maintain such Kastle security access system and the cost to install and maintain the Datawatch security access system shall be “Base Building Modification Costs” under the Lease. Such Base Building Modification Costs consist of a charge of $14,676.00 the (“Upfront Kastle Charge”) to pay for the increased upfront installation costs arising from such Base Building Modification. Tenant agrees to pay to Landlord the Upfront Kastle Charge within thirty (30) days after receiving an invoice therefor from Landlord.

(b) In addition to the Upfront Kastle Charge, during each Lease Year, Tenant agrees to reimburse Landlord (as additional rent), along with each monthly installment of Base Rent, an amount (the “Kastle Operating Charge”) equal to the difference (calculated as follows) between the annual costs to operate a Kastle security access system in the Building (the “Kastle Annual Amount”) and the annual costs to operate a Datawatch security access system in the Building (the “Datawatch Annual Amount”). The Kastle Operating Charge shall be in addition to the inclusion of security cost in Operating Expenses payable by Tenant pursuant to Article IV of the Original Lease. The Kastle Operating Charge initially shall be Three Thousand Six Hundred Dollars ($3,600.00) per annum for the first Lease Year, which amount shall be increased as hereinafter provided. Commencing on the first (1st) day of the second
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(2nd) Lease Year and on the first day of each and every Lease Year thereafter during the Lease Term, the Kastle Operating Charge shall be increased by two and one-half percent (2.5%) of the amount of annual Kastle Operating Charge payable for the preceding Lease Year. The Kastle Operating Charge shall be divided into equal monthly installments and such monthly installments shall be due and payable in advance on the first day of each month during such Lease Year. If the Lease Term begins on a date other than on the first day of a month, the Kastle Operating Charge shall be prorated on a per diem basis. The Kastle Operating Charge shall be credited against the Building’s annual security cost included in Office Common Expenses.

13.	Work Agreement. Section 6(j) of the Work Agreement is hereby deleted in its entirety and replaced with the following:
(j) The construction contracts for the Leasehold Work and the Base Building Work shall be structured so that the Leasehold Contractor has at least the following time frames to achieve substantial completion of the Leasehold Work on any floor after such floor is “Ready for Buildout” as defined in Schedule XI hereto: (i) six (6) months with respect to the portion of the Premises on the second (2nd) floor; (ii) five (5) months with respect to the portion of the Premises on the third (3rd) floor; and (iii) four (4) months for the portion of the Premises on the tenth (10th) and eleventh (11th) floors.
14.	Eleventh Floor Plenum Infrastructure. A new Section 33.14 is hereby added to the Original Lease as follows:

“33.14 As part of the Leasehold Work, and subject to the conditions and requirements of Article IX and Exhibit B of the Original Lease, Tenant shall be permitted to install, at its sole cost and expense, the infrastructure described in Exhibit C attached to this Amendment (the “Infrastructure”) in the plenum space between the eleventh (11th) floor finished ceiling and the underside of the roof slab in the Building, and to connect such infrastructure to the appropriate supply and return lines, mains, conduits, and other Building and Tenant infrastructure. The provisions of Sections 33.4 through 33.8 and 33.11 through 33.13 shall apply to such Infrastructure, as though such Infrastructure were “Supplemental Equipment” or “Supplemental Equipment Alterations”, as the case may be, and the eleventh (11th) floor Plenum were one of the “Support Areas”. In addition, Tenant shall have the right to access all Infrastructure for the purpose of maintenance, repairs and Alterations (subject to Article IX), subject to reasonable coordination with any
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tenant(s) occupying the eleventh (11th) floor, and Landlord shall ensure that Tenant’s rights so to do are maintained and preserved in any lease for space on the eleventh (11th) floor.

15.	Ratification. Except as otherwise expressly modified by the terms of this Amendment, the Lease shall remain unchanged and continue in full force and effect. All terms, covenants and conditions of the Lease not expressly modified herein are hereby confirmed and ratified and remain in full force and effect, and, as further amended hereby, constitute valid and binding obligations of Tenant enforceable according to the terms thereof.

16.	Broker. Landlord and Tenant each represent and warrant to the other that neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Amendment (other than Cassidy & Pinkard in the case of Tenant). Landlord acknowledges and agrees that Tenant shall not have any responsibility for claims made by Cassidy & Pinkard and The Meyer Group with respect to a brokerage commission relating to the reduction in the size of the Premises pursuant to this Amendment, and, without any admission that such a brokerage commission is due, any such commission (if due) shall be the responsibility of Landlord.

17.	Authority. Tenant and each of the persons executing this Amendment on behalf of Tenant hereby represents and warrants to Landlord that Tenant is a duly organized and existing limited liability company and is in good standing under the laws of the State of Delaware, that all necessary limited liability company action has been taken to enter into this Amendment and that the person signing this Amendment on behalf of Tenant has been duly authorized to do so. Landlord and each of the persons executing this Amendment on behalf of Landlord hereby represents and warrants to Tenant that Landlord is a duly organized and existing limited liability company and is in good standing under the laws of the State of Delaware, that all necessary limited liability company action has been taken to enter into this Amendment and that the person signing this Amendment on behalf of Landlord has been duly authorized to do so.

18.	Mutual Negotiation. Landlord and Tenant each hereby covenant and agree that each and every provision of this Amendment has been jointly and mutually negotiated and authorized by both Landlord and Tenant, and in the event of any dispute arising out of any provision of this Amendment, Landlord and Tenant do hereby waive any claim of authorship against the other party.

19.	Binding Effect. This Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto. All of
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the covenants contained in this Amendment, including, but not limited to, all covenants of the Lease as modified hereby, shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, and permitted successors and assigns.

20.	Amendment Partially Conditioned Upon Microsoft Lease. Notwithstanding anything herein to the contrary, the effectiveness of Sections 6, 7, 8, 9, 10, 13 & 16 of this Amendment and those provisions of Section 2 of this Amendment that add the third (3rd) floor to the Premises and delete the eighth (8th) and ninth (9th) floors from the Premises (collectively, the “Conditional Provisions”) is made expressly subject to and contingent upon the full execution of a lease with Microsoft Corporation, a Washington corporation (“Microsoft”), that includes all of the eighth (8th) and ninth (9th) floors of the Building (other than the Shaft Space) on terms acceptable to Landlord in Landlord’s sole discretion (the “Microsoft Lease”). If such lease has not been fully executed on or before September 25, 2008, Landlord shall have the right, upon written notice to Tenant given on or before September 30, 2008, to declare the Conditional Provisions of this Amendment null and void ab initio, whereupon the Original Lease shall continue in full force and effect unmodified by the Conditional Provisions but modified by all provisions of this Amendment that are not Conditional Provisions; provided, however, that in that case the provisions of Section 2 of this Amendment relating to the Shaft Space shall be modified to add to the Shaft Space comparable equipment shaft space on the third (3rd) floor of the Building and to delete from the Shaft Space the equipment shaft space on the eighth (8th) and ninth (9th) floors of the Building. Tenant hereby confirms that Microsoft is not a Tenant Competitor for purposes of Section 25.25 of the Original Lease.
[SIGNATURE PAGE FOLLOWS.]
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     IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment No. 1 to Lease as of the date and year first above written.

LANDLORD:

WISCONSIN PLACE OFFICE LLC,
a Delaware limited liability company

WITNESS:	By:	Wisconsin Place Office Manager LLC,
a Delaware limited liability company, its Manager

/s/ Anne DuMont Anne DuMont		By: Name:	/s/ Peter D. Johnston Peter D. Johnston
		Title:	Senior Vice President

TENANT:

CAPITALSOURCE FINANCE LLC,
a Delaware limited liability company

WITNESS:

/s/ Lisa Havilland Lisa Havilland	By: Name:	/s/ David M. Martin David M. Martin
	Title:	General Counsel - Commercial Lending
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